Exhibit 99.2

AGREEMENT AND PLAN OF MERGER

dated as of

August 8, 2006

by and between

WELLS RIVER BANCORP, INC.

and

SKY FINANCIAL GROUP, INC.

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

		Page
9.09	Waiver of Jury Trial	43

9.10	Severability	43

9.11	Assignment	44

9.12	Submission to Jurisdiction	44

iii

This AGREEMENT AND PLAN OF MERGER, dated as of August 8, 2006 (this “Agreement”), is by and between Wells River Bancorp, Inc. (“Wells”) and Sky Financial Group, Inc. (“Sky”).

RECITALS

A. Wells. Wells is a bank holding company and an Ohio corporation, having its principal place of business in Wellsville, Ohio.

B. Sky. Sky is a financial holding company and an Ohio corporation, having its principal place of business in Bowling Green, Ohio.

C. Intentions of the Parties. It is the intention of the parties to this Agreement that the business combinations contemplated hereby be treated as a “reorganization” under Section 368(a) of the IRC.

D. Board Action. The respective Boards of Directors of each of Sky and Wells have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combinations provided for herein.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants, representations, warranties and agreements contained herein, intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

Definitions

1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Wells or any of its Subsidiaries, or any proposal or offer to acquire in any manner 25% or more of any class of equity securities in, or 25% or more of the assets or deposits of, Wells or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

“Affiliate” means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person.

“Aggregate Consideration” has the meaning set forth in Section 3.01(e).

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

“Agreement to Merge” has the meaning set forth in Section 2.02.

“Average NGSM Closing Price” shall mean the arithmetic mean of the NGSM Closing Price for the ten trading days immediately preceding the fifth trading day prior to the Effective Date.

“Cash Exchange Amount” has the meaning set forth in Section 3.01(a).

“Change in Recommendation” has the meaning set forth in Section 8.01(f).

“Claim” has the meaning set forth in Section 6.17(a).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act.

“Compensation and Benefit Plans” has the meaning set forth in Section 5.03(m)(i).

“Confidentiality Agreement” means the Confidentiality Agreement between Sky and Perpetual Savings dated as of June 2, 2006.

“Consultants” has the meaning set forth in Section 5.03(m)(i).

“Contract” means, with respect to any Person, any agreement, indenture, undertaking, debt instrument, contract, lease, understanding or other commitment, whether oral or in writing, to which such Person or any of its Subsidiaries is a party or by which any of them is bound or to which any of their properties is subject; provided, however, that “contract” shall not include anything satisfying the definition of “Compensation and Benefit Plans” above.

“Costs” has the meaning set forth in Section 6.17(a).

“Directors” has the meaning set forth in Section 5.03(m)(i).

“Disclosure Schedule” has the meaning set forth in Section 5.01.

“Dissenting Shares” means Wells Common Shares with respect to which rights pursuant to Section 1701.85 of the OGCL have been properly exercised.

“Effective Date” means the date on which the Effective Time occurs, as provided for in Section 2.04.

“Effective Time” means the effective time of the Parent Merger, as provided for in Section 2.04.

“Employees” has the meaning set forth in Section 5.03(m)(i). All references herein to “employees of Wells” or “Wells employees” shall be deemed to include all employees of Bank.

“Environmental Laws” means all applicable local, state and federal environmental, health and safety Laws, permits, authorizations, common Law or agency requirement, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.03(m)(iii).

“ERISA Affiliate Plan” has the meaning set forth in Section 5.03(m)(iii).

“Escrow Agent” means Sky Trust, National Association, acting as a fiduciary for the benefit of the holders of Old Certificates.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 3.04(a).

“Excluded Representations” has the meaning set forth in Section 5.02.

“Exchange Fund” has the meaning set forth in Section 3.04(a).

“FDIC” means the Federal Deposit Insurance Corporation.

“GAAP” means generally accepted accounting principles as adopted for U.S. accounting principles, practices and methods.

“Governing Documents” means with respect to any Person, such Person’s articles or certificate of incorporation and its code of regulations/bylaws/constitution, or other similar governing documents.

“Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

“Indemnified Party” has the meaning set forth in Section 6.17(a).

“Information” has the meaning set forth in Section 6.05(c).

“Intellectual Property Rights” has the meaning set forth in Section 5.03(ff).

“IRC” means the Internal Revenue Code of 1986, as amended.

“IRS” means the Internal Revenue Service.

“knowledge.” The term “knowledge” means, with respect to: (a) Sky, actual knowledge without inquiry of any officer with a title of not less than a senior vice president; and (b) Wells, actual knowledge without inquiry of the President, Executive Vice President, Treasurer, Assistant Treasurer or Security Officer.

“Law” means any federal, state, foreign or local statute, law, rule or regulation or any order, decision, decree, injunction, judgment, award or decree of any Governmental Authority.

“Letter of Transmittal” has the meaning set forth in Section 3.04(c).

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance of any nature whatsoever.

“Loans” means loans, leases, extensions of credit (including guarantees), commitments to extend credit and other similar assets or obligations, as the case may be.

“Material Adverse Effect” means, with respect to Sky or Wells, any effect that (a) is material and adverse to the condition (financial or otherwise), results of operations, assets, liabilities or business of Sky and its Subsidiaries taken as a whole, or Wells and its Subsidiaries taken as a whole, respectively, or (b) would materially impair the ability of either Sky or Wells to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Parent Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes in banking and similar Laws of general applicability or interpretations thereof by Governmental Authorities or other changes affecting depository institutions generally that do not have a materially more adverse effect on such party than that experienced by similarly situated financial services companies, including changes in general economic conditions and changes in prevailing interest and deposit rates that do not have a materially more adverse effect on such party than that experienced by similarly situated financial services companies, (ii) any modifications or changes to valuation policies and practices in connection with the Parent Merger or restructuring charges taken in connection with the Parent Merger, in each case in accordance with GAAP, (iii) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein or (iv) actions or omissions of a party that have been waived in accordance with Section 9.02 hereof.

“Material Interest” has the meaning set forth in the definition of “Related Person.”

“Merger Consideration” has the meaning set forth in Section 3.01(a).

“NASDAQ” means The NASDAQ Stock Market, Inc.

“New Certificates” has the meaning set forth in Section 3.04(a).

“NGSM Closing Price” shall mean the price per share of the last sale of Sky Common Shares reported on the NASDAQ National Global Select Market at the close of the trading day by the National Association of Securities Dealers.

“OGCL” means the Ohio General Corporation Law.

“Old Certificates” has the meaning set forth in Section 3.04(a).

“OSS” means the Office of the Secretary of State of the State of Ohio.

“Out-of-Pocket Expenses” has the meaning set forth in Section 8.03(c).

“Parent Merger” has the meaning set forth in Section 2.01.

“Pension Plan” has the meaning set forth in Section 5.03(m)(ii).

“Perpetual Savings” means Perpetual Savings Bank, an Ohio savings bank that is a wholly-owned subsidiary of Wells.

“Person” means any individual, bank, savings bank, corporation, partnership, limited liability company, association, joint-stock company, business trust or unincorporated organization.

“Previously Disclosed” by a party means information set forth in its Disclosure Schedule.

“Proxy/Prospectus” has the meaning set forth in Section 6.03(a).

“Proxy Statement” has the meaning set forth in Section 6.03(a).

“Registration Statement” has the meaning set forth in Section 6.03(a).

“Regulatory Authority” means any federal or state governmental agency or authority charged with the supervision or regulation of (i) financial institutions or their holding companies, (ii) issuers of securities, (iii) the issuance, acceptance or insurance of deposits (including, without limitation, the Office of the Comptroller of the Currency; the Ohio Department of Commerce, Division of Financial Institutions; the Board of Governors of the Federal Reserve System; The Office of Thrift Supervision, and the FDIC) or (iv) the supervision or regulation of any Subsidiaries or Affiliates of any of the foregoing.

“Related Person” means any Person (or family member of such Person) (a) that directly or indirectly, controls, or is under common control with, Wells or any of its Affiliates, (b) that serves as a director, officer, employee, partner, member, executor or trustee of Wells or any of its Affiliates or Subsidiaries (or in any other similar capacity), (c) that has, or is a member of a group having, direct or indirect beneficial ownership (as defined for purposes of Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least five percent of the outstanding voting power or equity securities or other equity interests representing at least five percent of the outstanding equity interests (a “Material Interest”) in Wells or any of its Affiliates or (d) in which any Person (or family member of such Person) that Wells under (a), (b) or (c) above directly or indirectly holds a Material Interest or serves as a director, officer, employee, partner, member, executor or trustee (or in any other similar capacity).

“Required Wells Vote” has the meaning set forth in Section 5.03(d).

“Required Party” has the meaning set forth in Section 6.05(c).

“Requisite Regulatory Approvals” has the meaning set forth in Section 7.01(b).

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Sky” has the meaning set forth in the preamble.

“Sky Articles” means the Articles of Incorporation of Sky, including any filed and approved amendments thereto and restatements thereof.

“Sky Board” means the Board of Directors of Sky.

“Sky Code” means the Code of Regulations of Sky, including any amendments thereto and restatements thereof which have been properly adopted by the Sky Board or its shareholders.

“Sky Common Shares” means the common stock, without par value, of Sky.

“Sky Preferred Shares” means the serial preferred stock, par value $10.00 per share, of Sky.

“Sky SEC Documents” has the meaning set forth in Section 5.04(g).

“Sky Shares” means the Sky Common Shares and Sky Preferred Shares.

“Stock Exchange Ratio” has the meaning set forth in Section 3.01(a).

“Subsidiary” has the meaning ascribed to such term in Rule 1-02 of Regulation S-X of the SEC.

“Subsidiary Merger” has the meaning set forth in Section 2.02.

“Superior Proposal” has the meaning set forth in Section 6.06.

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Takeover Laws” has the meaning set forth in Section 5.03(o).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

“Termination Fee” has the meaning set forth in Section 8.03(a).

“Treasury Stock” means Wells Common Shares held by Wells or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

“Wells” has the meaning set forth in the preamble to this Agreement.

“Wells Affiliate” has the meaning set forth in Section 1.01.

“Wells Articles” means the Articles of Incorporation of Wells, including any filed and approved amendments thereto and restatements thereof.

“Wells Board” means the Board of Directors of Wells.

“Wells Code” means the Code of Regulations of Wells, including any amendments thereto and restatements thereof which have been properly adopted by the Wells Board or its shareholders.

“Wells Common Shares” means the common stock, without par value, of Wells.

“Wells Financial Statements” has the meaning set forth in Section 5.03(g).

“Wells Meeting” has the meaning set forth in Section 6.02.

“Wells Off Balance Sheet Transaction” has the meaning set forth in Section 5.03(v).

“Wells Recommendation” has the meaning set forth in Section 6.02.

ARTICLE II

The Mergers

2.01 The Parent Merger. At the Effective Time, (a) Wells shall be merged with and into Sky (the “Parent Merger”) and (b) the separate corporate existence of Wells shall cease, and Sky shall survive and continue to exist as an Ohio corporation (Sky, as the surviving corporation in the Parent Merger, sometimes referred to herein as the “Surviving Corporation”). The name of the Surviving Corporation shall be “Sky Financial Group, Inc.” The principal place of business of the Surviving Corporation shall be Bowling Green, Ohio. The Sky Articles, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, and the Sky Code, as in effect immediately prior to the Effective Time, shall be the Code of Regulations of the Surviving Corporation. The Directors of Sky shall be the directors of the Surviving Corporation, each to serve until the next annual meeting of the shareholders of the Surviving Corporation and until their successors are duly elected and qualified or until their earlier death, resignation or removal from office. The officers of Sky immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office until the next organizational meeting of the Surviving Corporation and until their respective successors are duly elected and qualified or until their earlier death, resignation or removal from office. Wells Common Shares outstanding at the Effective Time of the Parent Merger shall be automatically canceled and converted into the right to receive the consideration described in Article III below. At any time prior to the Effective Time Sky may elect to change the method of effecting the Parent Merger (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Wells Shares as provided for in Article III of this Agreement (subject to the adjustments specifically provided for therein), (ii) adversely affect the tax treatment of Wells’ shareholders as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement. If Sky makes such an election, Sky will provide Wells with sufficient notice and information so that Wells can analyze the impact of such change. Following such analysis and provided that Wells reasonably agrees that such change does not conflict with any of (i) through (iii) above, then Sky and Wells shall execute an appropriate amendment to this Agreement in order to reflect such election.

2.02 The Subsidiary Merger. At the time determined by Sky and specified in the Certificate of Merger filed with the OSS (which shall not be earlier than the Effective Time), Perpetual Savings and Sky Bank shall be merged into a single financial institution (the “Subsidiary Merger”) pursuant to an agreement to merge (the “Agreement to Merge”) to be executed by Perpetual Savings and Sky Bank. Sky in its sole discretion shall determine which of the constituent financial institutions will be the surviving financial institution to the Subsidiary Merger. Sky may at any time prior to the consummation of the Subsidiary Merger change the method of effecting the Subsidiary Merger (including, without limitation, the provisions of this Section 2.02) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, the no such change shall adversely affect the tax treatment of Wells’ shareholders as a result of receiving the Merger Consideration.

2.03 Effectiveness of the Parent Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Parent Merger shall become effective upon the occurrence of the filing in the office of the OSS of a Certificate of Merger for the Parent Merger in accordance with Section 1701.81 of the OGCL, or such later date and time as may be set forth in such filing.

2.04 Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the parties shall cause the effective date of the Parent Merger (the “Effective Date”) to occur on a date to be determined by Sky and Wells in their reasonable discretion, which date shall be a reasonably short time after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement; provided, however, that no such designation shall cause the Effective Date to fall after the date specified in Section 8.01(c) hereof or after the date or dates on which any Regulatory Authority approval or any extension thereof expires. The time on the Effective Date when the Parent Merger shall become effective is referred to as the “Effective Time.”

ARTICLE III

Consideration; Exchange Procedures

3.01 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Parent Merger and without any action on the part of any Person:

(a) Outstanding Wells Common Shares. Subject to the adjustments and limitations set forth in the subsections of this Section 3.01 that follow, each Wells Common Share (excluding Treasury Stock, Dissenting Shares and Wells Common Shares held by Sky, if any) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Parent Merger and on the Effective Date, become and be converted into (i) cash in the amount of $8,530.1603 for each Wells Common Share (the “Cash Exchange Amount”) and (ii) 229.5831 Sky Common Shares (the “Stock Exchange Ratio”) (such cash and stock, and cash paid in lieu of fractional shares shall collectively be referred to as the “Merger Consideration”). The aggregate Merger Consideration shall be $6,600,000 in cash and shares of Sky Common Stock with an aggregate value as of the date of this Agreement of $4,400,000.

(b) Treasury Shares and Shares Held by Sky. Each Wells Common Share held as Treasury Stock or held by Sky immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor. For purposes of this provision, shares held by Subsidiaries of Sky shall not be deemed to be held by Sky.

(c) Dissenting Shares. Dissenting Shares shall not be exchanged for Sky Common Shares but rather shall be entitled to the rights set forth in Sections 1701.84 and 1701.85 of the OGCL. Notwithstanding any other provision of this Agreement, any Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions

(except dividends or other distributions payable to shareholders of record of Wells at a date which is prior to the Effective Date) and shall be entitled only to such rights as are afforded in respect of Dissenting Shares pursuant to the OGCL.

(d) Outstanding Sky Common Shares. Each Sky Common Share issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unaffected by the Parent Merger.

3.02 Rights as Shareholders; Stock Transfers. At the Effective Time, the Wells Common Shares shall no longer be outstanding and shall automatically be canceled and cease to exist and holders of Wells Common Shares shall cease to be, and shall have no rights as, shareholders of Wells, other than to receive any dividend or other distribution with respect to such Wells Common Shares with a record date occurring prior to the Effective Time, the consideration provided under this Article III and the appraisal rights in the case of Dissenting Shares. After the Effective Time, there shall be no transfers on the stock transfer books of Wells or the Surviving Corporation of any Wells Shares (other than Dissenting Shares, if applicable).

3.03 Fractional Shares. Notwithstanding any other provision hereof, no fractional Sky Common Shares and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Parent Merger and no Sky dividend or other distribution or stock split or combination will relate to any fractional Sky Common Share, and such fractional Sky Common Shares will not entitle the owner thereof to vote or to any rights of a security holder of Sky; instead, Sky shall pay to each holder of Wells Common Shares who would otherwise be entitled to a fractional Sky Common Share (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fractional Sky Common Share to which the holder would be entitled by the Average NGSM Closing Price.

3.04 Exchange Procedures.

(a) Establishment of Exchange Fund. At or prior to the Effective Time, Sky shall deposit with the Escrow Agent an estimated amount of cash (such cash, together with any dividends or distributions with a record date occurring on or after the Effective Date and any cash to be paid in lieu of fractional Sky Common Shares, being hereinafter referred to as the “Exchange Fund”) to be paid pursuant to this Article III in exchange for outstanding Wells Common Shares. At or prior to the Effective Time, Sky shall authorize its Shareholder Relations Department (in such capacity, the “Exchange Agent”), for the benefit of the holders of certificates representing Wells Common Shares (“Old Certificates”) exchanged in accordance with this Article III, to order Sky’s transfer agent to issue certificates representing the Sky Common Shares (“New Certificates”), and to order cash payments by the Escrow Agent. Sky shall make available directly or indirectly to the Escrow Agent, from time to time as needed, cash sufficient to pay (i) the cash portion of the Merger Consideration, (ii) cash in lieu of fractional Sky Common Shares pursuant to Section 3.03 and (iii) any dividends and other distributions pursuant to Section 3.04(e).

(b) No Interest. No interest will be paid on any cash, including any cash to be paid in lieu of fractional Sky Common Shares or in respect of dividends or distributions, that any such Person shall be entitled to receive pursuant to this Article III.

(c) Surrender Procedures. At least 20 days prior to the Effective Time, Sky shall cause the Exchange Agent to mail to each holder of record of an Old Certificate that is eligible to be converted pursuant to Section 3.01 both (i) a form of letter of transmittal (the “Letter of Transmittal”), reasonably acceptable to Wells, specifying that delivery will be effected, and risk of loss and title to the Old Certificates will pass, only upon proper delivery of the Old Certificates to the Exchange Agent and (ii) instructions and procedures for surrendering Old Certificates in exchange for the Merger Consideration, including New Certificates and cash. If a holder of the Old Certificates delivers to the Exchange Agent a properly executed Letter of Transmittal at least 10 calendar days prior to the Effective Time and then surrenders the Old Certificates to the Exchange Agent at the

Effective Time, then upon such surrender, the holder of such Old Certificate shall receive, in exchange therefor (A) a New Certificate representing that number of whole Sky Common Shares that such holder has the right to receive pursuant to the provisions of this Article III, and/or (B) a check in an amount equal to the sum of the cash to be paid to such holder as part of the Merger Consideration, the cash to be paid in lieu of any fractional Sky Common Shares to which such holder is entitled pursuant to Section 3.03 and/or the cash to be paid in respect of any dividends or distributions to which such holder may be entitled pursuant to Section 3.04(e), after giving effect to any required tax withholdings, and the Old Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Wells Common Shares that is not registered in the transfer records of Wells, a New Certificate representing the proper number of Sky Common Shares may be issued, and/or the cash to be paid as part of the Merger Consideration, in lieu of any fractional Sky Common Shares and/or in respect of any dividends or distributions may be paid, to a transferee if the Old Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer, and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.04(c), each Old Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a New Certificate and/or a check in an amount equal to the sum of the cash to be paid as part of the Merger Consideration, the cash to be paid in lieu of any fractional Sky Common Shares and/or the cash to be paid in respect of any dividends or distributions to which the holder may be entitled pursuant to Section 3.04(e) hereof.

(d) Termination of Exchange Fund. Promptly following the date that is six months after the Effective Date, the Escrow Agent shall deliver to Sky all cash, certificates and other documents in its possession relating to the transactions described in this Agreement; and any holders of Wells Common Shares who have not theretofore complied with this Article III may look thereafter only to Sky for the Merger Consideration to which they are entitled pursuant to this Article III. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Wells Common Shares for any part of the Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(e) Sky Dividends and Distributions. No dividends or other distributions with respect to Sky Common Shares with a record date occurring on or after the Effective Date shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this Section 3.04. After becoming so entitled in accordance with this Section 3.04, the record holder of such Old Certificate also shall be entitled to receive any dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to Sky Common Shares such holder had the right to receive in exchange for surrender of the Old Certificates.

(f) Lost, Stolen or Destroyed Wells Certificates. If any Old Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Sky, the posting by such Person of a bond in such reasonable amount as Sky may direct as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Old Certificate (i) the number of Sky Common Shares to which such Person is entitled pursuant to Section 3.01(a) with respect to the Wells Common Shares formerly represented thereby, and/or (ii) a check in an amount equal to the sum of the cash to be paid to such Person as part of the Merger Consideration, the cash to be paid in lieu of any fractional Sky Common Shares to which such Person is entitled pursuant to Section 3.03 and/or the cash to be paid in respect of any dividends or distributions to which such Person may be entitled pursuant to Section 3.04(e).

(g) Tax Withholding. Sky is entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Wells Common Shares and Wells Stock Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the IRC and the rules and regulations promulgated thereunder, or any applicable

Law. To the extent that amounts are so withheld by Sky, such withheld amounts may be treated for all purposes of this Agreement as having been paid to the holders of Wells Common Shares and Wells Stock Options in respect of which such deduction and withholding were made by Sky.

3.05 Anti-Dilution Provisions. In the event Sky changes (or establishes a record date for changing) the number of Sky Common Shares issued and outstanding between the date hereof and the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, split up, combination, exchange of shares, readjustment or similar transaction with respect to the outstanding Sky Common Shares and the record date therefor shall be prior to the Effective Date, the Stock Exchange Ratio shall be proportionately adjusted. In the event that Rights are issued under the Shareholder Rights Plan of Sky (then known as Citizens Bancshares, Inc.) dated July 21, 1998, and such Rights are issued between the date of this Agreement and the Effective Date, then Wells shareholders who receive Sky Common Shares as a result of the Parent Merger shall additionally receive Rights on the Effective Date to the same extent they would have received Rights if they had held such Sky Common Shares when such Rights were issued.

ARTICLE IV

Actions Pending Acquisition

4.01 Forbearances of Wells. From the date hereof until the earlier of the Effective Time or the termination of this Agreement, except as expressly contemplated by this Agreement and/or disclosed on Wells’ Disclosure Schedule, without the prior written consent of Sky, which consent shall not be unreasonably withheld, Wells shall not, and shall cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct the business of Wells and its Subsidiaries other than in the ordinary and usual course consistent with past practice or fail to use reasonable efforts to preserve intact its business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have a material adverse effect upon Wells’ ability to perform any of its material obligations under this Agreement.

(b) New Activities. Engage in any material new activities or lines of business or make any material changes to its existing activities or lines of business.

(c) Capital Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional Wells Common Shares or any Rights, (ii) permit any additional Wells Common Shares to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights, (iii) permit any purchases of Wells Common Shares to be made under the Wells Stock Plans, (iv) effect any recapitalization, reclassification, stock split or like change in capitalization or (v) enter into, or take any action to cause any holders of Wells Common Shares to enter into, any agreement, understanding or commitment relating to the right of holders of Wells Common Shares to vote any Wells Common Shares, or cooperate in any formation of any voting trust or similar arrangement relating to such shares.

(d) Distributions, Etc. (i) Make, declare, pay or set aside for payment any distribution on any shares of its capital stock, other than aggregate distributions to holders of Wells Common Shares of $286,000 in fiscal year 2006; or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock.

(e) Subsidiaries. (i) Issue, sell or otherwise permit to become outstanding, (ii) transfer, mortgage, encumber or otherwise dispose of, (iii) permit the creation of any Lien in respect of, or (iv) amend or modify the terms of, any equity interests held in a Subsidiary of Wells.

(f) Compensation; Employment Agreements; Etc. Except as Previously Disclosed, enter into, amend, modify, renew or terminate any employment, consulting, severance, change in control or similar agreements or arrangements with any director, officer or employee of, or independent contractor with respect to, Wells or its Subsidiaries, or grant any salary, wage or other increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary and usual course of business consistent with past practice, (ii) for other changes that are required or made advisable by applicable Law, and (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof.

(g) Benefit Plans. Except as Previously Disclosed, enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by applicable Law, (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof or (iii) the regular annual renewal of insurance Contracts or changes consistent with past practice any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of, or independent contractor with respect to, Wells or its Subsidiaries (or any dependent or beneficiary of any of the foregoing Persons), or take any action to accelerate the vesting or exercisability of, or the payment or distribution with respect to, stock options, restricted stock or other compensation or benefits payable thereunder, other than pursuant to this Agreement.

(h) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or permit the creation of any Lien for sales of Loans, debt securities or similar investments (except for a Lien for Taxes not yet due and payable) in respect of, or discontinue any portion of, any of its assets, deposits, business or properties except in the ordinary and usual course of business consistent with past practice.

(i) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity, or acquire mortgage servicing rights, except in connection with existing correspondent lending relationships in the ordinary and usual course of business consistent with past practice.

(j) Governing Documents. Amend the Wells Articles, Wells Code or the Governing Documents of any of Wells’ Subsidiaries.

(k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP.

(l) Contracts. Except in the ordinary and usual course of business consistent with past practice, enter into or terminate any material contract (as defined in Section 5.03(k)) or amend or modify in any material respect any of its existing material contracts, or enter into any new contract that would be required to be disclosed pursuant to the standards set forth in Section 5.03(k).

(m) Claims. Settle any claim, action or proceeding, except for any claim, action or proceeding that does not involve precedent for other material claims, actions or proceedings and that involve solely money damages in an amount, individually or in the aggregate for all such settlements, that is immaterial to Wells and its Subsidiaries, taken as a whole.

(n) Adverse Actions. (i) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Parent Merger from qualifying as a reorganization within the meaning of Section 368(a) of the IRC; or (ii) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Parent Merger set forth in Article VII not being satisfied or (C) a material violation of any provision of this Agreement except, in each case, as may be required by applicable Law or (iii) engage in any new line of business or make any acquisition that would not be permissible for a United States bank holding company (as defined in the Bank Holding Company Act of 1956) or would subject Sky, Wells or any Subsidiary of either to material regulation by a Regulatory Authority that does not presently regulate such company or to regulation by a Regulatory Authority that is materially different from current regulation.

(o) Risk Management. Except as required by applicable Law, (i) implement or adopt any material change in its credit risk and interest rate risk management and hedging policies and other risk management policies, procedures or practices, (ii) fail to follow its existing policies or practices with respect to managing its exposure to credit and interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(p) Indebtedness. Incur, cancel, release, assign, modify, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person with respect to any indebtedness for borrowed money in an amount in excess of $500,000; provided, however, that Wells may continue to borrow from the Federal Home Loan Bank of Cincinnati in accordance with past practices.

(q) Related Party Transactions. Make any payment of cash or other consideration to, or make any Loan to or on behalf of, or enter into, amend or grant a consent or waiver under, or fail to enforce, any Contract with, any Related Person, except to the extent consistent with past practice.

(r) Taxes. Make or change any material election with respect to Taxes, settle any material Tax audit or proceeding, enter into any Tax closing agreement or request any Tax private letter or similar ruling.

(s) Loans. (i) Extend credit for new loans, renewals and extensions on an unsecured basis to any Person in the aggregate over $250,000, (ii) extend credit for new loans on a secured basis to any Person in the aggregate over $750,000, (iii) extend credit for renewals or extensions on a secured basis to any Person in the aggregate over $1,000,000, (iv) extend credit originated by an unaffiliated third party to any Person in the aggregate over $150,000, or (v) extend credit for new loans, renewals and extensions of residential mortgage loans to any Person in the aggregate over $500,000.

(t) Capital Expenditures. Make any capital expenditures in excess of $100,000 in any one case or $500,000 in the aggregate or enter into any agreement contemplating capital expenditures in excess of $100,000 for any twelve-month period.

(u) Commitments. Agree or commit to do, or enter into any Contract regarding, anything that would be precluded by clauses (a) through (t).

4.02 Forbearances of Sky. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement and/or disclosed on Sky’s Disclosure Schedule, without the prior written consent of Wells, which consent shall not be unreasonably withheld, Sky shall not, and shall cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct the business of Sky and its Subsidiaries other than in the ordinary and usual course consistent with past practice or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse affect upon Sky’s ability to perform any of its material obligations under this Agreement.

(b) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP.

(c) Adverse Actions. (i) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Parent Merger from qualifying as a reorganization within the meaning of Section 368(a) of the IRC; (ii) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Parent Merger set forth in Article VII not being satisfied or (C) a material violation of any provision of this Agreement except, in each case, as may be required by applicable Law; or (iii) engage in any new line of business or make any acquisition that would not be permissible for a United States bank holding company (as defined in the Bank Holding Company Act of 1956) or would subject Sky, Wells or any Subsidiary of either to material regulation by a Regulatory Authority that does not presently regulate such company or to regulation by a Regulatory Authority that is materially different from current regulation.

(d) Risk Management. Except as required by applicable Law, (i) fail to follow its existing policies or practices with respect to managing its exposure to credit and interest rate hedging policies and other risk, (ii) fail to follow its existing policies or practices with respect to managing its exposure to credit and interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk..

(e) Commitments. Agree or commit to do, or enter into any Contract regarding, anything that would be precluded by clauses (a) through (d).

ARTICLE V

Representations and Warranties

5.01 Disclosure Schedules. On or prior to the date hereof, Sky delivered to Wells a schedule and Wells delivered to Sky a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items, the disclosure which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its respective covenants contained in Article IV and Article VI; provided, however, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to have or result in a Material Adverse Effect on the party making the representation. Wells’ representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue, incorrect or to have been breached as a result of effects on Wells arising solely from actions taken in compliance with a written request of Sky.

5.02 Materiality Standard; Applicability. No representation or warranty of Wells or Sky contained in Section 5.03 (other than Sections 5.03(g), (h), (j), (k), (m), (p), (r) and (v) (collectively, the “Excluded Representations”)) or 5.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 (other than the Excluded Representations) or 5.04 (without giving effect to any limitation set forth in Section 5.03 (other than in the Excluded Representations) or 5.04 arising from the use of the words “material” or “materially” or the phrase “Material Adverse Effect” or similar qualifiers) has had, or is reasonably likely to have, a Material Adverse Effect.

5.03 Representations and Warranties of Wells. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed, Wells hereby represents and warrants to Sky as follows:

(a) Organization, Standing and Authority.

(i) Wells is a corporation duly organized, validly existing and in good standing under the Laws of the State of Ohio and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Wells is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.

(ii) Perpetual Savings is a state-chartered savings bank, duly organized, validly existing and in good standing under the Laws of the State of Ohio and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Perpetual Savings is an “insured depository institution” as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder, and has a rating of “Satisfactory” or better under the Community Reinvestment Act of 1977 as of the date of this Agreement.

(b) Capital Structure of Wells. The authorized capital stock of Wells consists solely of 20,000 Wells Common Shares, of which 773.7252 Wells Common Shares were outstanding as of the date hereof. The outstanding Wells Common Shares have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and are not subject to any preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, except pursuant to this Agreement, (i) there were no Wells Common Shares authorized and reserved for issuance, (ii) Wells did not have any Rights issued or outstanding with respect to Wells Common Shares and (iii) Wells did not have any commitment to authorize, issue or sell any Wells Common Shares or Rights. Wells does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the shareholders of Wells on any matter.

(c) Subsidiaries.

(i) (A) Wells has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) Wells owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (D) there are no Contracts by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to Wells or its wholly-owned Subsidiaries), (E) there are no Contracts relating to Wells’ rights to vote or to dispose of any equity securities of any such Subsidiary, and (F) all the equity securities of each Subsidiary held by Wells or its Subsidiaries are fully paid and nonassessable and are owned by Wells or its Subsidiaries free and clear of any Liens.

(ii) Except as Previously Disclosed, Wells does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries and stock of the Federal Home Loan Bank of Cincinnati. Wells has Previously Disclosed, as of the date of this Agreement, a list of all equity securities it or one of its Subsidiaries holds involving, in the aggregate, beneficial ownership or control by Wells or any such Subsidiary of 5% or more of any class of the issuer’s voting securities or 25% or more of any class of the issuer’s securities, including a description of any such issuer and the percentage of the issuer’s voting and/or non-voting securities and, as of the Effective Time, no additional Persons would need to be included on such a list.

(iii) Each of Wells’ Subsidiaries has been duly organized and is validly existing in good standing under the Laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

(d) Corporate Power; Authorized and Effective Agreement. Each of Wells and its Subsidiaries has full corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Subject to the adoption of this Agreement by the holders of the requisite number of outstanding Wells Common Shares entitled to vote on this Agreement (the “Required Wells Vote”) and the approval of Regulatory Authorities, Wells has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby, and, subject to the approval of Regulatory Authorities, the board of Directors of Perpetual Savings and Wells as sole shareholder of Perpetual Savings, Perpetual Savings has the corporate power and authority to consummate the Subsidiary Merger as contemplated by Section 2.02.

(e) Corporate Authority. Subject to adoption of this Agreement by the Required Wells Vote (which is the only shareholder vote required thereon), this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Wells and the Wells Board on or before the date hereof. This Agreement is a valid and legally binding obligation of Wells, enforceable against Wells in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles and except to the extent such enforceability may be limited by laws relating to the safety and soundness of insured depository institutions as set forth in 12 U.S.C. Section 1818(b) or the appointment of a conservator by the FDIC).

(f) Regulatory Filings; No Defaults.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Wells or any of its Subsidiaries in connection with the execution, delivery or performance by Wells of this Agreement or to consummate the Parent Merger or the other transactions contemplated hereby except for (A) filings of applications and notices, as applicable, with Regulatory Authorities, (B) filings with the SEC and state securities authorities, and (C) the filing of the Certificates of Merger with the OSS pursuant to the OGCL. As of the date hereof, Wells is not aware of any reason why the Requisite Regulatory Approvals (as defined in Section 7.01(b)) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii) Subject to receipt of the Required Wells Vote and the approval of the Regulatory Authorities referred to above and expiration of related regulatory waiting periods, and required filings under federal and state securities Laws, except as Previously Disclosed, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any Law, governmental permit or license, or Contract of Wells or any of its Subsidiaries or to which Wells or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Governing Documents of Wells or any of its Subsidiaries or (C) require any consent or approval under any such Law, governmental permit or license, or governmental Contract.

(g) Financial Reports; Material Adverse Effect.

(i) Wells has delivered to Sky (A) the audited financial statements of Wells for each of the fiscal years ended December 31, 2004 and 2005, consisting of consolidated balance sheets and the related consolidated statements of income and retained earnings and cash flows for the fiscal years ended on such dates, including accompanying notes and the related reports thereon of Dixon, Davis, Bagent & Company and (B) the unaudited statement of financial condition of Wells as of June 30, 2006, and the related consolidated statements of income and retained earnings and cash flows for the six months then ended (collectively, the “Wells Financial Statements”). The Wells Financial Statements fairly present in all material respects the consolidated financial position of Wells and its Subsidiaries as of the dates thereof and for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of unaudited statements.

(ii) Since December 31, 2005, except as Previously Disclosed, (A) Wells and its Subsidiaries have conducted their business in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and have not taken any action that, if it had been in effect, would have violated or been inconsistent with the provisions of Section 4.01 hereto and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), has had or is reasonably likely to have a Material Adverse Effect on Wells.

(h) Litigation. Except as Previously Disclosed, no material litigation, claim or other proceeding before any court or governmental agency is pending against Wells or any of its Subsidiaries and, to Wells’ knowledge, no such litigation, claim or other proceeding has been threatened.

(i) Regulatory Matters.

(i) Neither Wells nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from any Regulatory Authorities.

(ii) Neither Wells nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(j) Compliance with Laws.

(i) Except as Previously Disclosed, each of Wells and its Subsidiaries:

(A) is in material compliance with all Laws applicable thereto or to the employees conducting such businesses, including, without limitation, the USA Patriot Act of 2001, the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, the Equal Credit Opportunity Act, the Fair Housing

Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending Laws and other Laws relating to discriminatory business practices;

(B) has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities and Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Wells’ knowledge, no suspension or cancellation of any of them is threatened or would reasonably be expected to occur, and all such filings, applications and registrations are current;

(C) has received, since December 31, 2005, no notification or communication from any Regulatory Authority or Governmental Authority (1) asserting that Wells or any of its Subsidiaries is not in material compliance with any of the statutes, regulations, or ordinances that such Regulatory Authority or Governmental Authority enforces, (2) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Wells’ knowledge, do any grounds for any of the foregoing exist) or (3) restricting or disqualifying their activities (except for restrictions generally imposed by rule, regulation or administrative policy on banking organizations generally);

(D) is not aware of any pending or threatened investigation, review or disciplinary proceedings by any Governmental Authority against Wells, any of its Subsidiaries or any officer, director or employee thereof; and

(E) is not subject to any order or decree issued by, or a party to any agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or a recipient of any supervisory letter from, and has not adopted any board resolutions at the request of, any Governmental Authority and has not been advised by any Governmental Authority that it is considering issuing or requesting any such agreement or other action.

(ii) None of Wells or its Subsidiaries has engaged in any of the practices listed in Office of the Comptroller of the Currency Advisory Letter AL 2000-7 as “indications that an institution may be engaging in abusive lending violations” or as practices that “may suggest the potential for fair lending violations” or has originated, owned or serviced or currently owns or services any Loan subject to the requirements of Section 226.32 of title 12 of the Code of Federal Regulations.

(k) Material Contracts; Defaults. Wells has Previously Disclosed a complete and accurate listing and copies of the following materials (other than those that have been performed completely and those related to loans made by Perpetual Savings, deposits in Perpetual Savings, investment securities held by Wells or Perpetual Savings, or borrowings by Perpetual Savings): (A) each Contract that involves performance of services or delivery of goods or materials by Wells or any of its Subsidiaries of an amount or value in excess of $25,000 annually with a remaining term greater than one year; and (B) each Contract that involves expenditures or receipts of Wells or its Subsidiaries in excess of $25,000 annually with a remaining term greater than one year, including but not limited to consulting, systems, software, ATM, network, telephone, communications, data processing, reporting, armored transportation, guard, security, security monitoring, janitorial, landscaping, maintenance, credit card, check printing, marketing or other service agreements (collectively, the “Material Contracts”). Neither Wells nor any of its Subsidiaries nor, to Wells’

knowledge, any other party thereto is in material default under any Contract to which it is a party, by which its respective assets, business, or operations may be bound or materially affected in any way, or under which it or its respective assets, business, or operations receive material benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a material default.

(l) No Brokers. No action has been taken by Wells that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.

(m) Employee Benefit Plans.

(i) Section 5.03(m)(i) of Wells’ Disclosure Schedule contains a complete and accurate listing of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements other than those described in Department of Labor Reg. §§ 2510.3-1(b) through (k), 2510.3-2(d) and 2510.3-3(b) maintained or contributed to by Wells or any of its Subsidiaries and in which any employee or former employee (the “Employees”), consultant or former consultant (the “Consultants”) or director or former director (the “Directors”) of Wells or any of its Subsidiaries participates or to which any such Employees, Consultants or Directors are a party (the “Compensation and Benefit Plans”). However, Compensation and Benefit Plans does not include plans, funds, programs, policies, practices or procedures maintained or funded by Employees, Consultants, Officers or Directors for their own benefit or for the benefit of their employees such as individual retirement arrangements or plans described in Section 401(a) of the IRC benefiting (or intended to benefit) themselves or other persons who are not Employees. Neither Wells nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan, except as otherwise contemplated by Section 4.01(g) of this Agreement or as required by applicable Law.

(ii) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable Law, including, but not limited to, ERISA, the IRC, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the IRC, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable Law have been timely made. Each Compensation and Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and that is intended to be qualified under Section 401(a) of the IRC (i) has received (or has applied for) a favorable determination letter from the IRS or (ii) is maintained pursuant to an IRS-approved volume submitter or prototype plan with respect to which Wells may rely on the advisory or opinion letter issued to the volume submitter or prototype plan sponsor as to such Pension Plan’s qualified status, in accordance with the provisions of Revenue Procedure 2005-16, and Wells is not aware of any circumstances likely to result in revocation of any such favorable determination letter or approval or opinion letter. There is no material pending or, to the knowledge of Wells, threatened legal action, suit or claim relating to the Compensation and Benefit Plans other than routine claims for benefits thereunder. Neither Wells not any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Wells to a tax or penalty imposed by either Section 4975 of the IRC or Section 502 of ERISA, assuming for purposes of Section 4975 of the IRC that the taxable period of any such transaction expired as of the date hereof, which tax or penalty has not otherwise been satisfied by Wells or its subsidiaries.

(iii) No liability (other than for payment of premiums to the Pension Benefit Guaranty Corporation that have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by Wells or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (an “ERISA Affiliate”) that is considered one employer with Wells under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the IRC (an “ERISA Affiliate Plan”). Except as Previously Disclosed, neither Wells nor any Subsidiary of Wells maintains or contributes to, or is obligated to contribute to (and has never maintained, contributed to or been obligated to contribute to) any program subject to Section 412 of the IRC or Title IV of ERISA. To the knowledge of Wells, there is no pending investigation or enforcement action by the Department of Labor or IRS or any other governmental agency with respect to any Compensation and Benefit Plan.

(iv) All contributions required to be made under the terms of any Compensation and Benefit Plan or any other plan for which Wells or its subsidiaries have liability and which are maintained by an entity that is considered to be related to Wells under Section 414(b) or (c) of the IRC have been timely made in cash or have been reflected on the Wells Financial Statements as of December 31, 2005, [except for matching contributions under Wells’ 401(k) Plan with respect to employee contributions made after December 31, 2005].

(v) Neither Wells not any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the IRC or those derived from a Pension Plan. There has been no communication to Employees by Wells or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(vi) Wells and its Subsidiaries do not maintain any Compensation and Benefit Plans covering foreign Employees.

(vii) Except as Previously Disclosed, with respect to each Compensation and Benefit Plan, if applicable, Wells has provided or made available to Sky, true and complete copies of existing: (A) the current versions of Compensation and Benefit Plan documents and all subsequently adopted amendments thereto; (B) the current versions of trust instruments and insurance Contracts; (C) two most recent Forms 5500 filed with the IRS; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS or most recent advisory or opinion letter issued by the IRS to a volume submitter or prototype plan sponsor; (F) any Form 5310 or Form 5330 filed within the past year with the IRS; and (G) most recent nondiscrimination tests performed under ERISA and the IRC (including 401(k) and 401(m) tests).

(viii) Except as disclosed on Section 5.03(m)(viii) of Wells’ Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

(ix) Neither Wells nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the IRC and the regulations issued thereunder.

(n) Labor Matters. Neither Wells nor any of its Subsidiaries is a party to or is bound by any Contract, collective bargaining agreement or other understanding with a labor union or labor organization, nor is Wells or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Wells or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Wells’ knowledge, threatened, nor is Wells aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(o) Takeover Laws. Assuming Sky is not an “interested shareholder” as that term is defined under Section 1704.01(C)(8) of the OGCL as of the date hereof, Wells has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, (i) the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover Laws of the State of Ohio (collectively, “Takeover Laws”) applicable to it and (ii) any other applicable provision of the Governing Documents of Wells or any of its Subsidiaries.

(p) Environmental Matters. Except as Previously Disclosed, to Wells’ knowledge, neither the conduct nor operation of Wells or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to Wells’ knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To Wells’ knowledge, neither Wells nor any of its Subsidiaries has received any notice from any Person that Wells or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

(q) Tax Matters. Except as Previously Disclosed, (i) all material Tax Returns that are required to be filed by or with respect to Wells and its Subsidiaries have been duly filed, (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid in full as required, (iii) none of the Tax Returns referred to in clause (i) the statute of limitations of which is still open has been examined by the IRS or the appropriate state, local or foreign taxing authority, (iv) all deficiencies asserted or assessments made as a result of any examination of a taxing authority have been paid in full, (v) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and (vi) no waivers of statutes of limitations have been given by or requested with respect to any Taxes of Wells or its Subsidiaries. Wells has made or will make available to Sky true and correct copies of the United States federal income Tax Returns filed by Wells and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 2005. Neither Wells nor any of its Subsidiaries has any material liability with respect to income, franchise or similar Taxes in excess of the amounts accrued with respect thereto that are reflected in the Wells Financial Statements, as adjusted for the passage of time through the date hereof in accordance with the past custom and practice of Wells. As of the date hereof, neither Wells nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Parent Merger from qualifying as a reorganization within the meaning of Section 368(a) of the IRC. No Tax is required to be withheld pursuant to Section 1445 of the IRC as a result of the transactions contemplated by this Agreement.

(r) Risk Management Instruments. Neither Wells nor any Wells Subsidiary has any interest rate swaps, caps, floors, option agreements, futures or forward Contracts or other similar risk management arrangements.

(s) Accounting Controls. Each of Wells and its Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances, in the judgment of the Wells Board, that (i) all material transactions are executed in accordance with management’s general or specific authorization; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to any criteria applicable to such statements, (iii) access to the material property and assets of Wells and its Subsidiaries is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences. Notwithstanding the foregoing, Wells and Sky acknowledge that such controls may not be equivalent to those maintained by a company subject to section 404 of the Sarbanes Oxley Act of 2002 or a financial institution subject to the Federal Deposit Insurance Corporation Improvement Act of 1991.

(t) Books and Records. Except for the minutes relating to the process leading to this Agreement and the transactions contemplated hereunder, the books and records of Wells and its Subsidiaries have been fully, properly and accurately maintained in all material respects, have been maintained in accordance with sound business practices, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein.

(u) Insurance. Section 5.03(u) of Wells’ Disclosure Schedule sets forth a list of all of the insurance policies, binders, or bonds maintained by Wells or its Subsidiaries. Wells and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Wells reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; Wells and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(v) Wells Off Balance Sheet Transactions. Section 5.03(v) of Wells’ Disclosure Schedule sets forth a true and complete list of all affiliated Wells entities, including, without limitation, all special purpose entities, limited purpose entities and qualified special purpose entities, in which Wells or any of its Subsidiaries or any officer or director of Wells or any of its Subsidiaries has an economic or management interest. Section 5.03(v) of Wells’ Disclosure Schedule also sets forth a true and complete list of all transactions, arrangements, and other relationships between or among any such Wells affiliated entity, on the one hand, and Wells, its Subsidiaries, and any officer or director of Wells or any of its Subsidiaries, on the other hand, that are not reflected in the consolidated financial statements of Wells (each, a “Wells Off Balance Sheet Transaction”), along with the following information with respect to each such Wells Off Balance Sheet Transaction: (i) the business purpose, activities, and economic substance; (ii) the key terms and conditions; (iii) the potential risk to Wells or any of its Subsidiaries; (iv) the amount of any guarantee, line of credit, standby letter of credit or commitment, or any other type of arrangement, that could require Wells or any of its Subsidiaries to fund any obligations under any such transaction; and (v) any other information that could have a Material Adverse Effect on Wells or any of its Subsidiaries.

(w) Disclosure. The information Previously Disclosed by Wells, when taken together with the representations and warranties contained in this Section 5.03, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained therein, in the light of the circumstances in which they are being made, not misleading.

(x) Material Adverse Change. Since December 31, 2005, Wells has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations that has had or could reasonably be expected to have a Material Adverse Effect on Wells.

(y) Absence of Undisclosed Liabilities. Neither Wells nor any of its Subsidiaries has any liability or obligation (whether accrued, contingent, absolute, determined, determinable or otherwise) that is material to Wells on a consolidated basis, or that, when combined with all liabilities as to similar matters, would be material to Wells on a consolidated basis, except as disclosed in the Wells Financial Statements.

(z) Properties. Except as Previously Disclosed, Wells and its Subsidiaries have good and (as to real estate) marketable title, free and clear of all Liens to all of the properties and assets, real and personal, reflected on the Wells Financial Statements as being owned by Wells as of December 31, 2005 or acquired after such date, except (i) statutory Liens for amounts not yet due and payable, (ii) pledges to secure deposits and borrowings and other Liens incurred in the ordinary and usual course of banking business, (iii) such imperfections of title, easements, Liens, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iv) dispositions and encumbrances in the ordinary course of business and (v) Liens on properties acquired in foreclosure or on account of debts previously contracted. All leases pursuant to which Wells or any of its Subsidiaries, as lessee, leases real or personal property (except for leases that have expired by their terms or that Wells or any Subsidiary has agreed to terminate since the date hereof) are with unrelated third parties that are not Related Persons and are held under valid leases or subleases enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and to general equity principles) without default thereunder by the lessee or, to Wells’ knowledge, the lessor. Wells has Previously Disclosed a complete and accurate listing and copies of each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contracts affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000 and with terms of less than one year).

(aa) Loans. Except as Previously Disclosed, to Wells’ knowledge, each Loan reflected as an asset in the Wells Financial Statements and each balance sheet date subsequent thereto, other than any Loan the unpaid balance of which does not exceed $200,000, (i) is evidenced by notes, agreements or other evidences of indebtedness that are true and genuine, (ii) to the extent secured, has been secured by valid liens and security interests that have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Except as Previously Disclosed, as of the date of this Agreement, Perpetual Savings is not a party to a Loan with any director, executive officer or 5% shareholder of Wells or any of its Subsidiaries or any Person controlling, controlled by or under common control with any of the foregoing. All Loans that have been made by Perpetual Savings and that are subject either to Section 22(g) or (h) of the Federal Reserve Act, as amended, comply therewith.

(bb) Allowance for Loan Losses. Except as Previously Disclosed, the allowance for loan losses reflected on the Wells Financial Statements, as of their respective dates, is adequate in all material respects under the requirements of GAAP and applicable regulatory requirements and guidelines to provide for reasonably anticipated losses on outstanding Loans, net of recoveries. For purposes of this subsection (bb), “material” means anything in excess of $150,000 in the aggregate.

(cc) Repurchase Agreements. With respect to all agreements pursuant to which Wells or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, Wells or such Subsidiary, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(dd) Deposit Insurance. The deposits of Perpetual Savings are insured by the FDIC in accordance with The Federal Deposit Insurance Act, and Perpetual Savings has paid all assessments and filed all reports required by such Act.

(ee) Related Party Transactions. Except for transactions consistent with past practice or as Previously Disclosed, Wells and its Subsidiaries have not entered into any transactions with a Related Person.

(ff) Intellectual Property. Except for the names RWELL, Perpetual Savings Bank and Wells River Bancorp, Inc. Wells and its Subsidiaries own or has a valid right to use all material patents, trademarks, trade names, service marks, domain names, copyrights, and any applications and registrations therefor, technology, trade secrets, know-how, computer software and tangible and intangible proprietary information and materials (collectively, the “Intellectual Property Rights”) as are necessary in connection with the business of Wells and its Subsidiaries, taken as a whole. Wells has Previously Disclosed a complete and accurate listing of each material registration, licensing agreement or other Contract with respect to Intellectual Property Rights, including agreements with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any of the intellectual property of Wells or its Subsidiaries. To the knowledge of Wells, neither Wells nor any of its Subsidiaries has infringed, misappropriated or violated in any material respect any Intellectual Property Rights of any third party, and no third party has infringed, misappropriated or violated any Intellectual Property Rights owned or exclusively licensed by or to Wells or its Subsidiaries.

5.04 Representations and Warranties of Sky. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, Sky hereby represents and warrants to Wells as follows:

(a) Organization, Standing and Authority.

(i) Sky is a corporation duly organized, validly existing and in good standing under the Laws of the State of Ohio. Sky is duly qualified to do business and is in good standing in the State of Ohio and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Sky is registered as a financial holding company under the Bank Holding Company Act of 1956, as amended.

(ii) Sky Bank is a state banking association duly organized, validly existing and in good standing under the Laws of the State of Ohio. Sky Bank is duly qualified to do business and is in good standing in the State of Ohio and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(b) Sky Shares.

(i) The authorized capital stock of Sky consists of 360,000,000 shares, of which (A) 350,000,000 shares are Sky Common Shares, without par value, of which 108,836,521 shares were outstanding, net of 1,727,553 treasury shares, as of the close of business on the trading day immediately preceding the date hereof, and (B) 10,000,000 shares are Sky Preferred Shares, par value $10.00 per share, of which no shares are outstanding as of the date hereof. As of the date hereof, except as set forth in its Disclosure Schedule, Sky does not have any Rights issued or outstanding with respect to Sky Common Shares and Sky does not have any commitment to authorize, issue or sell any Sky Common Shares or Rights, except pursuant to this Agreement. The outstanding Sky Common Shares have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

(ii) The Sky Common Shares to be issued in exchange for Wells Common Shares in the Parent Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights. As of the date hereof there are, and as of the Effective Time there will be, sufficient authorized and unissued Sky Common Shares to enable Sky to issue in the Parent Merger the portion of the Parent Merger Consideration consisting of Sky Common Shares.

(c) Subsidiaries. Sky has Previously Disclosed a list of all its Subsidiaries together with the jurisdiction or organization of each Subsidiary. Each of Sky’s Subsidiaries has been duly organized and is validly existing in good standing under the Laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and, except as Previously Disclosed, it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries.

(d) Corporate Power. Each of Sky and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Sky has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby.

(e) Corporate Authority; Authorized and Effective Agreement. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Sky and the Sky Board prior to the date hereof and no shareholder approval is required on the part of Sky. This Agreement is a valid and legally binding agreement of Sky, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors rights or by general equity principles and except to the extent such enforceability may be limited by laws relating to the safety and soundness of insured depository institutions as set forth in 12 U.S.C. Section 1818(b) or the appointment of a conservator by the FDIC).

(f) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Sky or any of its Subsidiaries in connection with the execution, delivery or performance by Sky of this Agreement or to consummate the Parent Merger or the other transactions contemplated hereby except for (A) the filing of applications and notices, as applicable, with the Regulatory Authorities; (B) the filing and declaration of effectiveness of the Registration Statement, to the extent applicable; (C) the filing of the Certificates of Merger with the OSS pursuant to the OGCL; (D) such filings as are required to be made or approvals as are required to be obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of Sky Common Shares in the Parent Merger; and (E) receipt of the Requisite Regulatory Approvals (as defined in Section 7.01(b)). As of the date hereof, Sky is not aware of any reason why the Requisite Regulatory Approvals will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii) Subject to the satisfaction of the requirements referred to in the preceding paragraph and expiration of the related waiting periods, and required filings under federal and state securities Laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any Law, governmental permit or license, or Contract of Sky or of any of its Subsidiaries or to which Sky or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Governing Documents of Sky or any of its Subsidiaries, or (C) require any consent or approval under any such Law, governmental permit or license, or governmental Contract.

(g) Financial Reports and SEC Documents; Material Adverse Effect. Sky’s Annual Report on Form 10-K for the fiscal years ended December 31, 2004 and 2005, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries with the SEC subsequent to December 31, 2005 under the Securities Act, or under Section 13, 14 or 15(d) of the Exchange Act, in the form filed or to be filed, together with any amendments required to be made with respect thereto, that were required to be filed with any applicable Governmental Authority under any applicable Law (collectively, “Sky SEC Documents”) as of the date filed, (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such Sky SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Sky and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in shareholders’ equity and cash flows or equivalent statements in such Sky SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of Sky and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of unaudited statements.

(h) Litigation; Regulatory Action.

(i) Except as Previously Disclosed, no material litigation, claim or other proceeding before any court or governmental agency is pending against Sky or any of its Subsidiaries and, to Sky’s knowledge, no such litigation, claim or other proceeding has been threatened.

(ii) Except as Previously Disclosed, neither Sky nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from a Regulatory Authority, nor has Sky or any of its Subsidiaries been advised by a Regulatory Authority that such agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(i) Compliance with Laws.

(i) Each of Sky and its Subsidiaries:

(A) is in material compliance with all Laws applicable thereto or to the employees conducting such businesses, including, without limitation, the USA Patriot Act of 2001, the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act or the Exchange Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending Laws and other Laws relating to discriminatory business practices;

(B) has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities and Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Sky’s knowledge, no suspension or cancellation of any of them is threatened or would reasonably be expected to occur, and all such filings, applications and registrations are current;

(C) has received, since December 31, 2005, no notification or communication from any Regulatory Authority or Governmental Authority (1) asserting that Sky or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances that such Regulatory Authority or Governmental Authority enforces, (2) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Sky’s knowledge, do any grounds for any of the foregoing exist) or (3) restricting or disqualifying their activities (except for restrictions generally imposed by rule, regulation or administrative policy on banking organizations generally);

(D) is not aware of any pending or threatened investigation, review or disciplinary proceedings by any Governmental Authority against Sky, any of its Subsidiaries or any officer, director or employee thereof; and

(E) is not subject to any order or decree issued by, or a party to any agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or a recipient of any supervisory letter from, and has not adopted any board resolutions at the request of, any Governmental Authority and has not been advised by any Governmental Authority that it is considering issuing or requesting any such agreement or other action.

(ii) None of Sky or its Subsidiaries has engaged in any of the practices listed in Office of the Comptroller of the Currency Advisory Letter AL 2000-7 as “indications that an institution may be engaging in abusive lending violations” or as practices that “may suggest the potential for fair lending violations” or has originated, owned or serviced or currently owns or services any Loan subject to the requirements of Section 226.32 of title 12 of the Code of Federal Regulations.

(j) Brokerage and Finder’s Fees. Sky has not employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation in connection with this Agreement or the transactions contemplated hereby.

(k) Takeover Laws. Sky has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Laws applicable to Sky.

(l) Tax Matters. Except as Previously Disclosed, (i) all material Tax Returns that are required to be filed by or with respect to Sky and its Subsidiaries have been duly filed, (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid in full as required, (iii) none of the Tax Returns referred to in clause (i) the statute of limitations of which is still open has been examined by the IRS or the appropriate state, local or foreign taxing authority, (iv) all deficiencies asserted or assessments made as a result of any examination of a taxing authority have been paid in full, (v) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and (vi) no waivers of statutes of limitations have been given by or requested with respect to any Taxes of Sky or its Subsidiaries. Neither Sky nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Sky SEC Documents filed on or prior to the date hereof, as adjusted for the passage of time through the date hereof in accordance with the past custom and practice of Sky and its Subsidiaries. As of the date hereof, neither Sky nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Parent Merger from qualifying as a reorganization with the meaning of Section 368(a) of the IRC.

(m) Books and Records. Except for the minutes relating to the process leading to this Agreement and the transactions contemplated hereunder, the books and records of Sky and its Subsidiaries have been fully, properly and accurately maintained in all material respects, have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the substance of events and transactions included therein.

(n) Disclosure. The information Previously Disclosed by Sky, when taken together with the representations and warranties contained in this Section 5.04, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained therein, in light of the circumstances in which they are being made, not misleading.

(o) Material Adverse Change. Since December 31, 2005, Sky has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations, except as disclosed in the Sky SEC Documents filed prior to the date of this Agreement, that has had or could reasonably be expected to have a Material Adverse Effect on Sky and its Subsidiaries taken as a whole.

(p) Allowance for Loan Losses. The allowance for loan losses reflected on the Sky Financial Statements, as of their respective dates, is adequate in all material respects under the requirements of GAAP and applicable regulatory requirements and guidelines to provide for reasonably anticipated losses on outstanding Loans, net of recoveries.

(q) Financing. Sky has sufficient funds to finance the Merger Consideration.

(r) Sophisticated Investor. Sky has such knowledge and experience in financial and business matters that it is capable of evaluating the merits of an investment in the Wells Common Shares, and the matters discussed in this Agreement.

(s) Due Diligence. Prior to the execution of this Agreement, Sky received, inspected, reviewed, and evaluated such documents, reports, financial statements, business records, and corporate records of Wells as were made available by Wells, and, to the extent permitted by Wells, met with and interviewed such officers, directors, employees and others as requested by its consultants, attorneys, employees, and representatives in the performance of its due diligence. However, neither the investigation described in the preceding sentence nor this Section 5.04(s) shall be deemed to modify the representations and warranties of Wells set forth in Article V or the duties and obligations of Wells under this Agreement.

ARTICLE VI

Covenants

6.01 Reasonable Best Efforts.

(a) Undertakings. Subject to the terms and conditions of this Agreement, each of Wells and Sky agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, so as to permit consummation of the Parent Merger and the Subsidiary Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

(b) Consents under Wells Contracts. Without limiting the generality of Section 6.01(a), Wells shall use its reasonable best efforts to obtain the consent or approval of all Persons party to a Contract with Wells or any of its Subsidiaries, to the extent such consent or approval is required in order to consummate the Parent Merger and the Subsidiary Merger or for the Surviving Corporation to receive the benefits of such Contract.

6.02 Shareholder Approval. Wells agrees to take, in accordance with applicable Law and the Wells Articles and Wells Code, all action necessary to convene an appropriate meeting of its shareholders to consider and vote upon the adoption of this Agreement and any other matters required to be approved or adopted by Wells’ shareholders for consummation of the Parent Merger and the transactions contemplated hereby (including any adjournment or postponement, the “Wells Meeting”), and to solicit shareholder approval, as promptly as practicable after the Registration Statement is declared effective. The Wells Board shall recommend that Wells’ shareholders adopt this Agreement at the Wells Meeting (the “Wells Recommendation”), unless with respect to such recommendation, the Wells Board, after consultation with independent legal counsel, determines in good faith that it would constitute, or could reasonably be expected to constitute, a breach of its applicable fiduciary duties. The obligation of Wells to hold the Wells Meeting shall not be affected by any Acquisition Proposal or any other event or circumstance.

6.03 Securities Exemption or Registration.

(a) Preparation and Filing. In Sky’s discretion, Sky will prepare pursuant to all applicable Laws a registration statement (the “Registration Statement”) to be filed by Sky with the SEC in connection with the issuance of Sky Common Shares in the Parent Merger (including the proxy statement and Prospectus and other proxy solicitation materials of Wells constituting a part thereof (the “Proxy Statement”) and all related documents). Notwithstanding anything to the contrary contained in this Agreement, references herein to the Registration Statement, Proxy Statement and Proxy/Prospectus are applicable and operative only to the extent that Sky chooses to register the Sky Common Shares pursuant to the foregoing sentence. Wells agrees to cooperate, and to cause its Subsidiaries to cooperate, with Sky, its counsel and its accountants, in preparation of the Registration Statement and the Proxy Statement; and provided that Wells and its Subsidiaries have cooperated as required above, Sky agrees to file the Proxy Statement and the Registration Statement (together, the “Proxy/Prospectus”) with the SEC as promptly as reasonably practicable. Sky and Wells shall cause the Proxy/Prospectus to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the rules of the NASDAQ. Each of Wells and Sky agrees to use all reasonable efforts to cause the Proxy/Prospectus to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Sky also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Wells agrees to furnish to Sky all information concerning Wells, its Subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing. Wells shall use all reasonable best efforts to cause the Proxy Statement to be mailed to its shareholders at the earliest practicable date after the Proxy/Prospectus is declared effective.

(b) Information Supplied. Each of Wells and Sky agrees, as to themselves and their respective Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the Wells shareholders and at the time of the Wells Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement that, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or that will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of Wells and Sky further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

(c) Notice of Effectiveness and Changes. Sky agrees to advise Wells, promptly after Sky receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Sky Shares for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.04 Press Releases. Each of Wells and Sky agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable Law or NASDAQ rules. In the case of any required press release or written statement, Sky shall consult with Wells and shall accept any reasonable changes proposed by Wells.

6.05 Access; Confidentiality.

(a) Access to Wells Information. Wells shall, upon reasonable notice and subject to applicable Laws relating to the exchange of information, afford Sky and its officers, employees, counsel, accountants and other authorized representatives, such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as Sky may reasonably request and, during such period, it shall furnish promptly to Sky (i) a copy of each material report, schedule and other document filed by it pursuant to federal or state securities or banking Laws, and (ii) all other information concerning the business, properties and personnel of Wells as Sky may reasonably request.

(b) Access to Sky Information. Sky shall, upon reasonable notice and subject to applicable Laws relating to the exchange of information, afford Wells and its officers, employees,

counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), and to such other information as Wells may reasonably request and, during such period, it shall furnish promptly to Wells (i) a copy of each material report, schedule and other document filed by it pursuant to federal or state securities or banking Laws, and (ii) all other information concerning the business or properties of Sky as Wells may reasonably request.

(c) Use of Information; Confidentiality. Each of Wells and Sky agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Except for the use of information in connection with the Registration Statement described in Section 6.03 hereof and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the “Information”) received by each of Wells and Sky, pursuant to the terms of this Agreement shall be kept in strictest confidence; provided, however, that, subsequent to the filing of the Registration Statement with the SEC, this Section 6.05 shall not apply to information included in the Registration Statement or to be included in the Proxy/Prospectus to be sent to the shareholders of Wells and Sky under Section 6.03. Wells and Sky agree that the Information will be used only for the purpose of completing the transactions contemplated by this Agreement. Subject to the requirements of Law, each party shall keep confidential, and shall cause its representatives to keep confidential, all Information and documents obtained (as well as any other Information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such Information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains, (iv) is or becomes readily ascertainable from published information or trade sources or (v) is such that such party is required by Law or court order to disclose. If either party is required or reasonably believes that it is required to disclose any information described in this Section 6.05(c) by (A) Law, (B) any court of competent jurisdiction or (C) any inquiry or investigation by any Governmental Authority that is lawfully entitled to require any such disclosure, such party (the “Required Party”) shall, so far as it is lawful, notify the other party of such required disclosure on the same day that the Required Party (1) is notified of a request for such disclosure from the relevant Governmental Authority or (2) determines that such disclosure is required, whichever is earlier. Immediately thereafter, and to the extent practical on the same day, and subject to applicable Laws, the parties shall discuss and use their reasonable best efforts to agree as to the mandatory nature, the required timing and the required content of such disclosure. The Required Party shall furnish only that portion of the information described in this Section 6.05 that is legally required to be disclosed and shall exercise its reasonable best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the information described in this Section 6.05 so furnished. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing Information and data as to another party hereto to be returned to the party that furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

(d) Subsequent Financial Statements. During the period from the date of this Agreement to the Effective Time, Wells shall promptly furnish Sky with copies of all monthly and other interim financial statements produced in the ordinary and usual course of business as the same shall become available.

6.06 Acquisition Proposals. Wells agrees that it shall not, and shall cause its Subsidiaries and its and its Subsidiaries’ officers, directors, agents, advisors and Affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any Person relating to, any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Wells Board from (a) making any disclosure to its shareholders if, in the good faith judgment of the Wells Board, after having consulted with and considered the advice of outside counsel to the Wells Board, failure so to disclose would be a breach of its fiduciary duties under applicable Law; provided further, however, that any such disclosure regarding an Acquisition Proposal shall be deemed to be a Change in Recommendation unless the Wells Board reaffirms the Wells Recommendation; (b) before the date of the Wells Meeting, providing (or authorizing the provision of) information to, or engaging in (or authorizing) such discussions or negotiations with, any Person who has made an unsolicited bona fide written Acquisition Proposal received after the date of this Agreement that did not result from a breach of this Section 6.06; or (c) recommending such an Acquisition Proposal to its shareholders if and only to the extent that, in the case of actions referred to in clause (b) and/or (c), (i) such Acquisition Proposal is, or is reasonably expected to lead to, a Superior Proposal, (ii) the Wells Board, after having consulted with and considered the advice of outside counsel to the Wells Board, determines in good faith that providing such information or engaging in such negotiations or discussions, or making such recommendation is required in order to discharge the directors’ fiduciary duties to Wells and its shareholders in accordance with applicable Law, and (iii) Wells receives from such Person a confidentiality agreement substantially in the form of the Confidentiality Agreement. For purposes of this Agreement, a “Superior Proposal” means any Acquisition Proposal by a third party on terms that the Wells Board determines in its good faith judgment, after receiving the advice of its financial advisors, to be materially more favorable from a financial point of view to Wells and its shareholders than the Parent Merger and the other transactions contemplated hereby, after taking into account the likelihood of consummation of such transaction on the terms set forth therein, taking into account all legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Law. Wells also shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Sky, with respect to any of the foregoing. Wells shall promptly (within three business days) advise Sky following the receipt by Wells of any Acquisition Proposal and the material terms thereof (including the identity of the Person making such Acquisition Proposal), and advise Sky of any developments (including any change in such terms) with respect to such Acquisition Proposal promptly upon the occurrence thereof. Wells agrees that neither it nor any of its Subsidiaries shall terminate, amend, modify or waive any provision of or release any of its rights under any confidentiality or standstill agreement to which it is a party. Wells shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction. Nothing contained in this Section 6.06 or any other provision of this Agreement will prohibit Wells or the Wells Board from notifying any third party that contacts Wells on an unsolicited basis after the date of this Agreement concerning an Acquisition Proposal of Wells’ obligations under this Section 6.06.

6.07 RESERVED

6.08 Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

6.09 No Rights Triggered. Wells shall take all reasonable steps necessary to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result in the grant of any rights to any Person (a) under the Governing Documents of Wells or (b) under any material Contract to which it or any of its Subsidiaries is a party except, in each case, as Previously Disclosed or contemplated by this Agreement.

6.10 Conformance of Policies and Practices. Prior to the Effective Date, Wells shall, consistent with GAAP and on a basis mutually satisfactory to it and Sky, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) as well as other management and operating policies and practices so as to be applied on a basis that is consistent with that of Sky; provided, however, that Wells shall not be obligated to take any such action pursuant to this Section 6.10 involving a valuation adjustment or earnings charge earlier than 30 days prior to the Effective Date, and unless and until Sky acknowledges that all conditions to the obligations of Sky to consummate the Parent Merger have been satisfied and certifies to Wells that Sky’s representations and warranties, subject to Section 5.02, are true and correct as of such date and that Sky is otherwise materially in compliance with this Agreement. Wells’ representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.10.

6.11 Transition. Wells and its Subsidiaries shall reasonably cooperate with Sky and its Subsidiaries in order to facilitate an orderly transition of the management of the business of Wells and its Subsidiaries to Sky and in order to facilitate the integration of the operations of Wells and Sky and their Subsidiaries and to permit the coordination of their related operations on a timely basis. To accelerate to the earliest time possible following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized by Wells and Sky as a result of the Parent Merger, to the extent reasonably practicable, Wells shall and shall cause its Subsidiaries to consult with Sky on all strategic and operational matters to the extent such consultation is not in violation of applicable Laws, including Laws regarding the exchange of information and other Laws regarding competition. Without in any way limiting the provisions of Section 6.05, Sky, its Subsidiaries, officers, employees, counsel, financial advisors and other representatives shall, upon reasonable written notice to Wells, be entitled to review the operations and visit the facilities of Wells and its Subsidiaries during normal business hours as may be deemed reasonably necessary by Sky in order to accomplish the foregoing arrangements. Notwithstanding the foregoing, nothing contained in this Agreement gives Sky, directly or indirectly, the right to control or direct or to unreasonably interfere with Wells’ operations prior to the Effective Time. Prior to the Effective Time, Wells shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.12 RESERVED

6.13 Facilities Optimization. Prior to the Effective Time, and subject to the reasonable advice of Wells’ counsel, Wells shall cooperate with Sky and use its reasonable best efforts in the filing of regulatory applications and/or the provision of such notices as may be required in order to permit the optimization of the combined organization’s branch network at the time the Subsidiary Merger occurs.

6.14 RESERVED

6.15 NASDAQ Listing or Notification. As required by NASDAQ, Sky shall file a NASDAQ Notification Form for Listing of Additional Shares and/or Change in the Number of Shares Outstanding, with respect to Sky Common Shares to be issued to the holders of Wells Common Shares in the Parent Merger.

6.16 Regulatory Applications.

(a) Preparation and Filing. Sky and Wells and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare and file, within 15 days of the execution of this Agreement, all documentation and requests for regulatory approval, to timely effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities and Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement. Each of Sky and Wells shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, and shall be provided in advance so as to reasonably exercise its right to review in advance, all material written information submitted to any third party or any Governmental Authority or Regulatory Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities or Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b) Information to be Furnished. Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party, Governmental Authority or Regulatory Authority.

6.17 Indemnification.

(a) Indemnity by Sky. Following the Effective Date, Sky shall indemnify, defend and hold harmless the present and former directors, officers and employees of Wells and its Subsidiaries (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) (each, a “Claim”) to the fullest extent that Wells is permitted to indemnify (and advance expenses to) its directors, officers and employees under the Laws of the federal government, the State of Ohio, the Sky Articles and the Sky Code as in effect on the date hereof.

(b) D&O Insurance. For a period of four (4) years from the Effective Time, Sky shall procure directors’ and officers’ liability insurance that serves to reimburse personally the present and former officers and directors of Wells or any of its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events that occurred before the Effective Time and such insurance will have substantially the same terms as Wells’ current directors’ and officers’ liability insurance; provided, however, that in no event will Sky be required to expend on an annual basis, as the cost of maintaining such coverage, more than 200% of the current annual amount for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed such amount, then Sky will be obligated to obtain a policy with the best coverage available for a cost up to but not exceeding such amount. The annual amount currently expended by Wells and its Subsidiaries for such insurance coverage is $19,457.

(c) Procedures; Limitations. Any Indemnified Party wishing to claim indemnification under Section 6.17(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Sky thereof; provided that the failure so to notify shall not affect the obligations of Sky under Section 6.17(a) unless and to the extent that Sky is actually prejudiced as a result of such failure. In the event of a Claim (whether arising before or after the Effective Time), (i) Sky shall have the right to assume the defense thereof and Sky shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Sky elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between Sky and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Sky shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefore are received; provided, however, that Sky shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Sky shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld; and provided, further, that Sky shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. In the event that an Indemnified Party sues to enforce Sky’s obligation to indemnify the Indemnified Party under this Agreement, Sky shall pay all reasonable fees and expenses of such counsel in advance, provided that such Indemnified Party agrees to repay such amount if a court of competent jurisdiction later concludes that indemnification is not required under the terms of this Agreement.

(d) Legal Successors. If Sky or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of Sky shall assume the obligations set forth in this Section 6.17.

6.18 Opportunity of Employment; Employee Benefits.

(a) Retention by Sky. Sky will endeavor in good faith to retain as many current officers and employees as is commercially reasonable given the in-market characteristics of the merger, consistent with the Sky Workforce Redesign Process and Sky’s regional banking template. It is understood and agreed that nothing in this Section 6.18 or elsewhere in this Agreement shall be deemed to be a Contract of employment or be construed to give said employees any rights other than as employees “at will” under applicable Law and said employees shall not be deemed to be third-party beneficiaries of this provision.

(b) Participation in Benefit Plans; Credit. From and after the Effective Time, Wells employees shall continue to participate in the Wells employee benefit plans in effect at the Effective Time unless and until Sky, in its sole discretion, shall determine that Wells employees shall, subject to applicable eligibility requirements, participate in employee benefit plans of Sky and that all or some of the Wells plans shall be terminated or merged into certain employee benefit plans of Sky. Wells employees continuing to be employed by Sky shall receive credit for service at Wells and its Subsidiaries for eligibility and vesting purposes (but not for benefit calculation purposes) under Sky’s employee benefit plans and shall not be subject to any exclusion or penalty for pre-existing conditions that were covered under Wells’ welfare plans immediately prior to the Effective Date, or to any waiting period relating to such coverage, except in each case as otherwise required by applicable Law. Wells employees continuing to be employed by Sky shall transition to Sky’s sick time and vacation policies effective January 1, 2007, shall receive credit for earned and unused sick time and earned and unused vacation up to 80 hours total, and shall be paid for any earned and unused sick time and vacation in excess thereof. Unused sick time and vacation shall be deemed to be earned on a pro rated basis. Any employees terminated by Sky shall be paid for all of their unused vacation and sick time and shall be entitled to elect so-called “COBRA” in accordance with, and subject to, the provisions of IRC Section 4980B(f).

(c) Employees Covered by Certain Agreements. Sky agrees to make all severance, change of control or similar payments to any Wells employees in accordance with the employment and retention Contracts set forth in Section 6.18(c) of Wells’ Disclosure Schedule. Notwithstanding anything to the contrary contained in this Agreement or elsewhere, such employee(s) shall receive, at or within a reasonable period (in no event longer than one month) following the Effective Time or other triggering event, the severance payment to which they are entitled in accordance with the terms of their respective agreements.

(d) Severance. Excepting the individuals covered by employment, severance and retention Contracts set forth in Section 6.18(c) of Wells’ Disclosure Schedule, Sky agrees (i) that any officer or employee of Wells or its Subsidiaries (other than any officer or employee of Wells who has a severance agreement with Wells) who is terminated after the Effective Date shall be entitled to receive such severance compensation as is payable pursuant to the Sky Financial Group, Inc. Severance Pay Plan, calculated by aggregating periods of service with Wells and Sky and (ii) that any officer or employee of Wells or its Subsidiaries who is terminated at the Effective Date shall be entitled to receive such severance compensation as is payable pursuant to the Sky Financial Group, Inc. Severance Pay Plan, calculated as if the terminated employee had become an employee of Sky, by aggregating periods of service with Wells and Sky and based on the employee’s position with Wells.

6.19 Notification of Certain Matters.

(a) Material Adverse Effect; Material Breach. Each of Wells and Sky shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach (without regard to any materiality, Material Adverse Effect or similar qualifier included in any representation, warranty, covenant or agreement) of any of its representations, warranties, covenants or agreements contained herein.

(b) Persons Required to Consent to Parent Merger. Wells shall promptly notify Sky of any written notice or other bona fide communication from any Person alleging that the consent of such Person is or may be required as a condition to the Parent Merger.

(c) Notice to Insurers. Wells and each of its Subsidiaries shall, prior to the Effective Date, notify its insurers in writing of all known incidents, events and circumstance that would reasonably be expected to give rise to a claim against Wells or its Subsidiaries, as applicable.

(d) Legal and Regulatory Matters. Wells shall notify Sky within two business days of the receipt of any summons, subpoena, complaint, regulatory inquiry or whistleblower notice involving Wells or any of its Subsidiaries.

(e) Collections. Wells shall promptly notify Sky of the intended filing of collections litigation against any customer of Wells if the principal balance is in excess of $250,000.

6.20 Dividend Coordination. Except for the aggregate distribution provided for in Section 4.01(d)(i), it is agreed by the parties hereto that they will cooperate to assure that as a result of the Parent Merger, for any applicable period, there shall not be a payment of both a Sky and a Wells dividend for Wells shareholders.

6.21 Tax Treatment. Between the date of this Agreement and the Effective Time, each of Sky and Wells agrees (a) not to take any actions that would adversely affect the ability of Wells and its shareholders to characterize the Parent Merger as a tax-free reorganization under Section 368(a) of the IRC, and (b) to take such action as may be reasonably required, if such action may reasonably be taken to reverse the impact of any past actions that would adversely impact the ability for the Parent Merger to be characterized as a tax-free reorganization under Section 368(a) of the IRC. Sky and Wells shall use reasonable best efforts to cause the Parent Merger to qualify as a reorganization within the meaning of Section 368(a) of the IRC and to obtain the Tax opinion described in Section 7.02(c) hereof. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treas. Reg. Sec. 1.368-2(g). Officers of Sky and Wells shall execute and deliver to counsel delivering such Tax opinion certificates containing appropriate representations at such time or times as may be reasonably requested by such law firm, including the effective date of the Registration Statement and the Effective Date, in connection with their delivery of the opinion, pursuant to Section 7.02(c) hereof, with respect to the Tax treatment of the Parent Merger. Neither Sky nor Wells shall take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of such certificates and representations.

6.22 No Breaches of Representations and Warranties. Between the date of this Agreement and the Effective Time, without the written consent of the other party, each of Sky and Wells shall not do any act or suffer any omission of any nature whatsoever that would cause any of the representations or warranties made in Article V of this Agreement to become untrue or incorrect, subject to Section 5.02.

6.23 Consents. Each of Sky and Wells shall use its best efforts to obtain any required consents to the transactions contemplated by this Agreement.

6.24 Insurance Coverage. Wells shall use reasonable efforts to maintain the policies of insurance listed in the Disclosure Schedule to remain in effect between the date of this Agreement and the Effective Date.

6.25 Correction of Information. Each of Sky and Wells shall promptly correct and supplement any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, and shall include all facts necessary to make such information correct and complete in all material respects at all times.

6.26 Supplemental Assurances.

(a) Certificate of Wells. On the date the Registration Statement becomes effective and on the Effective Date, Wells shall deliver to Sky a certificate signed by its Chief Executive Officer and its Chief Financial Officer certifying that, to such officers’ knowledge, the information contained in the Registration Statement relating to the business and financial condition and affairs of Wells, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(b) Certificate of Sky. On the date the Registration Statement becomes effective and on the Effective Date, Sky shall deliver to Wells a certificate signed by its Chief Executive Officer and its Chief Financial Officer certifying that, to such officers’ knowledge, the Registration Statement (other than the information contained therein relating to the business and financial condition and affairs of Wells) does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

6.27 Regulatory Matters. Sky, Wells and each of their Subsidiaries shall cooperate and each of them agrees to use its reasonable best efforts to remediate any order, decree, agreement, memorandum of understanding or similar agreement by Wells or any of its Subsidiaries with, or a commitment letter, board resolution or similar submission by Wells or any of its Subsidiaries to, or supervisory letter from any Regulatory Authority to Wells or any of its Subsidiaries, to the satisfaction of such Regulatory Authority.

6.28 Section 16(b).

(a) Approval of Acquisitions by Sky Board. Prior to the Effective Time, Sky shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other acquisitions of Sky equity securities (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act, to be approved by the Sky Board or a committee of two or more Non-Employee Directors of Sky (as such term is defined in Rule 16b-3 promulgated under the Exchange Act).

(b) Approval of Dispositions by Wells Board. Prior to the Effective Time, Wells shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of Wells (including derivative securities), in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be approved by the Wells Board or a committee of two or more Non-Employee Directors of the Company (as such term is defined in Rule 16b-3 promulgated under the Exchange Act).

(c) Content of Approval. Such approval shall specify: (i) the name of each officer or director, (ii) the number of securities to be acquired or disposed of for each named Person, (iii) in the case of the derivative securities acquired, the material terms of the derivative securities, and (iv) that the approval is granted for purposes of exempting the transaction under Rule 16b-3 of the Exchange Act.

6.29 Tax Matters.

(a) Tax Periods Ending on or before the Closing Date. Sky shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Wells and its Subsidiaries for all periods ending on or prior to the Effective Date that are filed after the Effective Date (“Pre-Closing Tax Returns”). The holders of Wells Common Shares immediately prior to the Effective Date will determine a representative (the “Shareholder Representative”). The Shareholder Representative will be permitted to review and approve such Pre-Closing Tax Returns prior to filing and Sky shall make or cause to be made such revisions as are reasonable requested by the Seller’s Representative. All such Tax Returns shall be prepared in a manner consistent with all such prior Tax Returns of Wells and its Subsidiaries, to the extent permitted by applicable law. The holders of Wells Common Shares immediately prior to the Effective Date shall not be required to include any income, gain, loss, deduction or other tax items with respect to Wells and its Subsidiaries for any period after the Effective Date.

(b) Straddle Periods and Tax Periods After the Closing Date. Sky shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Wells and its Subsidiaries for all periods beginning before and ending after the Effective Date (“Post-Closing Tax Returns”). To the extent permitted by applicable law, Sky shall prepare such Tax Returns in a manner consistent with all such prior Tax Returns of Wells and its Subsidiaries if a change in the manner of preparing such Tax Returns could reasonably be expected to result in an increase in the Tax liability of the holders of Wells Common Shares immediately prior to the Effective Date. The Shareholder Representative will be permitted to review and approve any such change that could reasonably be expected to result in an increase in the Tax liability of the holders of Wells Common Shares immediately prior to the Effective Date.

(c) Amended Tax Returns. Sky shall not amend and shall not cause to be amended any Tax Returns of Wells and its Subsidiaries that could reasonably be expected to result in an increase in the Tax liability of the holders of Wells Common Shares immediately prior to the Effective Date without the prior written consent of the Shareholder Representative.

(d) Audit. Except as otherwise provided herein, Sky shall direct any audit, claim or refund and administrative or judicial proceeding involving any asserted Tax liability regarding Wells and its Subsidiaries (any such audit, claim for refund or proceeding relating to an asserted Tax liability are referred to as a “Contest”). Sky shall promptly inform the Shareholder Representative of any notice of a Contest within five (5) days of the receipt of such notice if such Contest could reasonably be expected to result in an increase of the Tax liability of the holders of Wells Common Shares immediately prior to the Effective Date. Shareholder Representative may elect to direct, through counsel of its own choosing and at its own expense, any Contest of a Pre-Closing Tax Return involving any asserted liability that could reasonably be expected to result in an increased Tax liability of the holders of Wells Common Shares immediately prior to the Effective Date. If the Shareholder Representative elects to direct the Contest of an asserted Tax liability of a Pre-Closing Tax Return, Shareholder Representative shall, within thirty (30) calendar days of receipt of the notice of asserted Tax liability, notify Sky of its intent to do so and Sky shall cooperate and shall cause Wells and its Subsidiaries to cooperate, in each phase of the Contest. If the Shareholder Representative does not elect to direct the Contest of an asserted Tax liability of a Pre-Closing Tax Return or fails to notify Sky of its election as herein provided, Sky may pay, compromise or Contest, at its expense, such asserted liability. Neither Sky nor Shareholder Representative may settle or compromise any Contest involving any asserted liability that could reasonably result in an increase in the Tax liability of the holders of Wells Common Shares immediately prior to the Effective Date without the prior written consent of the other party, such consent not to be unreasonably withheld.

ARTICLE VII

Conditions to Consummation of the Parent Merger

7.01 Conditions to Each Party’s Obligation to Effect the Parent Merger. The respective obligation of each of Sky and Wells to consummate the Parent Merger is subject to the fulfillment prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. This Agreement shall have been duly adopted by the Required Wells Vote.

(b) Regulatory Approvals. All regulatory approvals set forth in Section 7.01(b) of the Wells Disclosure Schedule required to consummate the transactions contemplated hereby, including the Parent Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods, the “Requisite Regulatory Approvals”) and no such approvals shall contain (i) any conditions, restrictions or requirements that the Sky Board reasonably determines would either before or after the Effective Time have or will have a Material Adverse Effect on Sky and its Subsidiaries taken as a whole after giving effect to the consummation of the Parent Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and that the Sky Board reasonably determines would either before or after the Effective Date be unduly burdensome.

(c) No Injunction. No Regulatory Authority or Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits, prevents or makes illegal the consummation of the transactions contemplated by this Agreement.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

7.02 Conditions to Obligation of Wells. The obligation of Wells to consummate the Parent Merger is also subject to the fulfillment or written waiver by Wells prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Sky set forth in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Wells shall have received a certificate, dated the Effective Date, signed on behalf of Sky by the Chief Executive Officer and the Chief Financial Officer of Sky to such effect.

(b) Performance of Obligations of Sky. Sky shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Wells shall have received a certificate, dated the Effective Date, signed on behalf of Sky by the Chief Executive Officer and the Chief Financial Officer of Sky to such effect.

(c) Tax Opinion. Wells shall have received an opinion of Jenkens & Gilchrist, P.C. counsel to Wells, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Parent Merger constitutes a “reorganization” within the meaning of Section 368(a) of the IRC and (ii) gain (but not loss) will be recognized by shareholders of Wells who receive the Merger Consideration in exchange for their shares of Wells Common Shares to the extent of the cash received in exchange for such Wells Common Shares, including received in lieu of fractional Sky Common Shares.

(d) D&O Insurance. Sky shall have bound coverage for the directors’ and officers’ liability insurance to the extent required by Section 6.17(b) of this Agreement.

(e) Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Material Adverse Effect on Sky and its Subsidiaries taken as a whole, or any change, condition, event or development that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect on Sky and its Subsidiaries taken as a whole.

7.03 Conditions to Obligation of Sky. The obligation of Sky to consummate the Parent Merger is also subject to the fulfillment or written waiver by Sky prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Wells set forth in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Sky shall have received a certificate, dated the Effective Date, signed on behalf of Wells by the Chief Executive Officer and the Chief Financial Officer of Wells to such effect.

(b) Performance of Obligations of Wells. Wells shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Sky shall have received a certificate, dated the Effective Date, signed on behalf of Wells by the Chief Executive Officer and the Chief Financial Officer of Wells to such effect.

(c) Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Material Adverse Effect on Wells and its Subsidiaries taken as a whole, or any change, condition, event or development that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect on Wells and its Subsidiaries taken as a whole.

7.04 Frustration of Closing Conditions. Neither Sky nor Wells may rely on the failure of any condition set forth in Section 7.01, 7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate the Parent Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.01.

ARTICLE VIII

Termination

8.01 Termination. This Agreement may be terminated, and the Parent Merger may be abandoned at any time prior to the Effective Time, whether before or after shareholder approval:

(a) Mutual Consent. By the mutual consent of Sky and Wells, if the Sky Board and Wells Board so determine by vote of a majority of the members of each of the Sky Board and the Wells Board.

(b) Breach. By Sky or Wells, upon written notice to the other party, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.

(c) Delay. By Sky or Wells, upon written notice to the other party, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Parent Merger is not consummated by December 31, 2006; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(c) shall not be available to any party whose failure to comply with any provision hereof has been the cause, or resulted in, the failure of the Effective Time to occur on or before such date.

(d) No Governmental Approval. By Wells or Sky, upon written notice to the other party, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event (i) any Governmental Authority of competent jurisdiction which must grant a Requisite Regulatory Approval has denied approval of the Parent Merger and such denial has become final and non-appealable; or (ii) any Governmental Authority or Regulatory Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Parent Merger, and such order, decree, ruling or other action has become final and non-appealable.

(e) Superior Proposal. At any time prior to the adoption of this Agreement by Wells’ shareholders contemplated by Section 7.01(a), by Wells, if Wells’ Board so determines by vote of a majority of the members of the entire Wells Board if (i) Wells is not in breach of any material term of this Agreement including Section 6.06, (ii) the Wells Board authorized Wells, subject to complying with the terms of this Agreement, to enter into a definitive written agreement concerning a transaction that constitutes a Superior Proposal, (iii) Wells notifies Sky in writing that it intends to enter into such an agreement as soon as practicable upon termination of this Agreement, attaching the most current version of such agreement to such notice and (iv) at least five business days elapse after Sky receives the notice provided for in clause (iii) above and the Wells Board continues to consider the Acquisition Proposal to be a Superior Proposal after taking into account in good faith any amendment or modification to this Agreement proposed by Sky during such five business day period.

(f) Change in Recommendation. By Sky, upon written notice to Wells, if the Wells Board (i) in connection with the presentation of this Agreement to Wells’ shareholders as contemplated by Section 7.01(a), shall have failed to make the Wells Recommendation; or withdrawn, modified or qualified (or proposed to withdraw, modify or qualify) in any manner adverse to Sky, the Wells Recommendation; or taken any other action or made any other statement in connection with the Wells Meeting inconsistent with the Wells Recommendation (any such action in this clause (i), a

“Change in Recommendation”), whether or not permitted by the terms of this Agreement, (ii) materially breached its obligations under this Agreement by reason of a failure to call the Wells Meeting in accordance with Section 6.02 or the failure to prepare and mail to its shareholders the Proxy/Prospectus in accordance with Section 6.02, or (iii) takes the actions described in Section 6.06(c).

(g) Shareholder Approval. By Wells or Sky, upon written notice to the other party, if the Required Wells Vote shall not have been obtained upon a vote for that purpose taken at a duly convened Wells Meeting.

8.02 Effect of Termination and Abandonment; Enforcement of Agreement. In the event of termination of this Agreement and the abandonment of the Parent Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (a) as set forth in Sections 8.03 and 9.01; and (b) that termination will not relieve a breaching party from liability for any material breach of this Agreement giving rise to such termination. Notwithstanding anything contained herein to the contrary, the parties hereto agree that irreparable damage will occur in the event that a party breaches any of its obligations, duties, covenants and agreements contained herein. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled by Law or in equity.

8.03 Termination Fee; Expenses.

(a) Obligation to Pay Termination Fee. Wells shall pay to Sky, by wire transfer of immediately available funds, a termination fee in the amount of $400,000 (the “Termination Fee”) if:

(i) this Agreement is terminated by Wells pursuant to Section 8.01(e); or

(ii) (A) this Agreement is terminated by Sky pursuant to Section 8.01(b)(ii) or 8.01(f), or by Sky or Wells pursuant to Section 8.01(g); (B) at any time after the date of this Agreement and prior to any such termination, an Acquisition Proposal with respect to Wells shall have been publicly announced, publicly proposed or commenced.

(b) The Termination Fee shall be payable (i) on the date of termination of this Agreement in the case of clause (a)(i) above; or (ii) two business days after the first to occur of the execution of the agreement relating to an Acquisition Proposal or consummation of the Acquisition Proposal in the case of clause (a)(ii) above. Upon payment of the Termination Fee and Out-of-Pocket Expenses in accordance with this Section 8.03, Wells shall have no further liability to Sky at law or in equity with respect to such termination under Section 8.01(e), 8.01(b) or 8.01(g), or with respect to this Agreement.

(c) If an Acquisition Proposal has been made known to Wells or any of its Subsidiaries and made known to Wells’ shareholders generally or has been made directly to its shareholders generally or any Person has publicly announced an intention (whether or not conditional) to make a bona fide Acquisition Proposal and such Acquisition Proposal or announced intention has not been withdrawn, and thereafter this Agreement is terminated pursuant to Section 8.01(c), then Wells shall promptly (but not later than two business days after receipt of notice of such termination from Sky) pay to Sky an amount equal to all documented out-of-pocket expenses and fees incurred by Sky (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of or in connection with or related to the Parent Merger or the other transactions contemplated by this Agreement) (“Out-of-Pocket Expenses”), and Sky may pursue any remedies available to it at Law or in equity and will, in addition to its Out-of-Pocket Expenses (which are to be paid as specified above), be entitled to receive such additional amounts as such non-breaching party may be entitled to receive at Law or in equity.

(d) If Wells fails to pay all amounts due to Sky on the dates specified, then Wells shall pay all costs and expenses (including legal fees and expenses) incurred by Sky in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by Sky.

ARTICLE IX

Miscellaneous

9.01 Survival. None of the representations or warranties in this Agreement or any instrument delivered pursuant to this Agreement shall survive the Effective Time. The covenants and agreements in this Agreement shall survive after the date of this Agreement in accordance with their terms.

9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision, or (b) amended or modified at any time, in each case, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Wells Meeting, this Agreement may not be amended if it would violate Section 1701.78(G) of the OGCL or the federal securities Laws.

9.03 Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument. A facsimile copy showing one or more signatures shall constitute an executed original counterpart.

9.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the Laws of the State of Ohio applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of federal Law are applicable).

9.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing and mailing expenses shall be shared equally between Wells and Sky. All fees to be paid to Regulatory Authorities and the SEC in connection with the transactions contemplated by this Agreement shall be borne by Sky.

9.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given (a) on the date of delivery if personally delivered, or telecopied (with confirmation), (b) on the first business day following date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if mailed by registered or certified mail (return receipt requested), postage prepaid. All notices shall be delivered to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Wells, to:

Wells River Bancorp, Inc.

464 Main Street

Wellsville, OH 43968

Attn: Peter A. Russell

With a copy to:

Peter G. Weinstock

Jenkens & Gilchrist, P.C.

Suite 3700

1445 Ross Ave.

Dallas, TX 75202

Facsimile: (214) 855-4300

and

Ronald E. Alexander

44 Munroe Falls Avenue

Munroe Falls, Ohio 44262

Facsimile: (330) 688-9234

If to Sky, to:

Sky Financial Group, Inc.

221 South Church Street

Bowling Green, OH 43402

Attn: W. Granger Souder, Esq.

Facsimile: (419) 254-6345

9.07 Entire Agreement; No Third Party Beneficiaries. This Agreement and all schedules and exhibits attached hereto represent the entire agreement of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements or understandings heretofore made. Except for Section 6.17 hereof, nothing in this Agreement, whether express or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08 Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References herein to “transaction contemplated by this Agreement” include the Parent Merger as well as the other transactions contemplated hereby. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement. Whenever this Agreement shall require a party to take an action, such requirement shall be deemed to constitute an undertaking by such party to take, to cause its Subsidiaries to take, and to use its reasonable best efforts to cause its other Affiliates to take, appropriate action in connection therewith. All references to “dollars” or “$” mean the lawful currency of the United States unless otherwise indicated. Any reference in this Agreement to any Law, rule or regulation shall be deemed to include a reference to any amendments, revisions or successor provisions to such Law, rule or regulation.

9.09 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Parent Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations of the parties hereunder shall be assigned by either of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

9.12 Submission to Jurisdiction. Each party hereto irrevocably submits to the jurisdiction of (a) the Court of Common Pleas of Columbiana County, Ohio and (b) the United States District Court for the Northern District of Ohio, Eastern Division, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party hereto agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Northern District of Ohio, Eastern Division or, if such suit, action or other proceeding may not be brought in such court for reasons of subject matter jurisdiction, in the Court of Common Pleas of Columbiana County, Ohio. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Court of Common Pleas of Columbiana County, Ohio or (ii) the United States District Court for the Northern District of Ohio, Eastern Division and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section 9.12 shall affect the right of any party to serve legal process in any other manner permitted by Law. The consent to jurisdiction set forth in this Section 9.12 shall not constitute a general consent to service of process in the State of Ohio and shall have no effect for any purpose except as provided in this Section 9.12. The parties hereto agree that final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

WELLS RIVER BANCORP, INC.

By:	/s/ Peter A. Russell
Name:	Peter A. Russell
Title:	President and CEO

SKY FINANCIAL GROUP, INC.

By:	/s/ Marty E. Adams
Name:	Marty E. Adams
Title:	Chairman, President and CEO

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